EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS





To the Board of Directors and Shareholders of Gerber Scientific, Inc.





We consent to incorporation by reference in the registration statements No. 2-93695, No. 33-58668, No. 333-26177, and No. 333-42879 on Form S-8 and No.
33-58670 on Form S-3 of Gerber Scientific, Inc. of our report dated May 21, 1998 relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 1998 and 1997 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which report appears in the April 30, 1998 annual report on Form 10-K of Gerber Scientific, Inc.









/s/ KPMG Peat Marwick LLP



Hartford, Connecticut
July 24, 1998